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                                                                      Exhibit 99
                            [Henry Schein Letterhead]

                                           FOR:        Henry Schein, Inc.
                                           CONTACT:    Steven Paladino
                                                       Senior Vice President and
                                                       Chief Financial Officer
                                                       (516) 843-5500

FOR IMMEDIATE RELEASE                                  Susan Vassallo
                                                       Manager, Investor
                                                       and Public Relations
                                                       (516) 843-5562
                                                       svassa@henryschein.com

                HENRY SCHEIN'S APPOINTS NEW HEAD OF MEDICAL GROUP

     Melville, New York, September 9, 1999-Henry Schein, Inc. (Nasdaq:HSIC) today announced that Michael Racioppi, Vice President and General Manager of the direct marketing Medical Division, has been named as interim President of Henry Schein's Medical Group. He succeeds Bruce J. Haber who has resigned effective immediately as President of Henry Schein's Medical Group in order to pursue other opportunities and personal interests. Mr. Haber has also resigned as a member of Henry Schein's Board of Directors.

     Stanley M. Bergman, Chairman, Chief Executive Officer and President of Henry Schein, said, "Mike Racioppi has done an outstanding job in all of his responsibilities and most recently as head of our direct marketing medical business. In his seven years with Henry Schein, Mike has demonstrated the strong leadership and entrepreneurial skills that have made Henry Schein an industry leader."

     Bruce Haber is to be thanked for his contributions in integrating Micro Bio-Medics into Henry Schein's medical business, and overall for his contribution to the Schein Medical Group. We wish him well in his future endeavors, Mr. Bergman added.

     Michael Racioppi joined Henry Schein, Inc. in 1992 as Senior Director, Corporate Merchandising. In succeeding years, he was rapidly promoted to additional positions of responsibility in both corporate merchandising and marketing. He was appointed Vice President and General Manager of the direct marketing Medical Division in 1998. He holds a bachelor's degree from the University of Rhode Island and is a registered pharmacist.

     Henry Schein, Inc. is the largest distributor of healthcare products and services to office-based healthcare practitioners, including dental practices and laboratories, physician practices and veterinary clinics. The Company, recognized for its excellent customer service and low


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prices, serves more than 300,000 customers worldwide. Headquartered in Melville,
New York, the Company employs over 6,000 people in 16 countries. Sales in 1998 were $1.9 billion. For more information, visit the Henry Schein website at http://www.henryschein.com.

     Certain information contained herein includes information that is forward looking. The matters referred to in forward looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.

                                     ###

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